Exhibit 10.1

CONSULTANCY AGREEMENT

TOM AARON

This Consultancy Agreement (“Agreement”) is entered into by and between CHSPSC, LLC a Delaware Limited Liability Company (“CHSPSC”), and Tom Aaron (“Consultant”).

1.    Work to Be Performed. It is necessary and/or advisable to promote the interests of CHSPSC and associated entities that the Consultant provides ongoing consulting services related to margin improvement programs, and other assignments as requested by Wayne T. Smith, Chairman and Chief Executive Officer (“Smith”), and/or his designee. Consultant is not entitled to this Consultancy but for this offer by CHSPSC. During the consulting period, the Consultant shall be assigned administrative support for up to eight hours per week.

2.    Term of Agreement. The services called for under this Agreement shall commence on January 1, 2020, and extend through December 31, 2021.

3.    Terms of Payment. From January 1, 2020 to December 31, 2021, CHSPSC shall pay Consultant $25,000 per month. Each monthly installment shall be paid, in arrears, on the 1st business day of each month following the month of service. The timing and amount of any payments are subject to any deductions pursuant to Section 7.

4.    Reimbursement of Expenses. CHSPSC shall reimburse Consultant for any reasonable expenses paid or incurred by Consultant on behalf of CHSPSC, other than space/clerical support to effectuate this consultancy, which shall be supplied by CHSPSC as necessary. However, no unreasonable expense shall be incurred on behalf of or paid or reimbursed by CHSPSC unless approved in advance by CHSPSC.

5.    Payroll Taxes. CHSPSC shall neither pay nor withhold federal, state, or local income tax or payroll tax of any kind on behalf of Consultant or the employees of Consultant. Consultant shall not be treated as an employee for the services performed hereunder for federal, state, or local tax purposes.

6.    Workers’ Compensation. As an independent contractor, Consultant is not eligible for workers’ compensation coverage.

7.    Independent Contractor Status; Post Employment Vesting and Benefits. Consultant expressly represents and warrants to CHSPSC that (i) Consultant is not and shall not be construed to be an employee of CHSPSC and that Consultant’s status shall be that of an independent contractor for which Consultant is solely responsible for his actions and inactions, (ii) Consultant shall not act as an employee or agent of CHSPSC, and (iii) Consultant is not authorized to enter into contracts or agreements on behalf of CHSPSC or to otherwise create obligations or liabilities of CHSPSC to third parties.

Consultant was an employee of CHSPSC through December 31, 2019, and as such participated in certain benefit arrangements. The parties acknowledge and agree that as long as this Agreement shall remain in effect as provided in Section 2 of this Agreement and/or in the event of the death and/or disability of Consultant, Consultant shall continue to vest in any previously granted options and/or restricted stock in Community Health Systems, Inc. in accordance with the vesting schedule applicable to any such options or restricted stock at the time of grant and as amended and approved under this Consultancy Agreement.

As to health insurance, regardless of the death and/or disability of Consultant, CHSPSC agrees that Consultant and his current spouse may continue to enroll in group health insurances (medical, dental and vision) benefits sponsored by CHS/Community Health Systems, Inc. for CHSPSC employees located in Franklin, Tennessee by paying the monthly premium amount charged by CHSPSC to its employees through the term of this Agreement. Consultant acknowledges that the amount taxable to Consultant shall be the difference between the applicable COBRA rate and the premiums paid by Consultant.

8.    Background Checks. Consultant agrees that implementation of this Agreement may require additional background checks (e.g. regulatory databases, criminal) at the discretion of CHSPSC. Consultant further agrees to any authorizations that are required by CHSPSC to perform any background.

9.    Confidential Matters and Proprietary Information. Consultant recognizes that during the course of performance of the Agreement, he may acquire knowledge of confidential business information and/or trade secrets (“confidential information”). Consultant agrees to keep all such confidential information in a secure place and not to publish, communicate, use, or disclose, directly or indirectly, for his own benefit or for the benefit of another, either during or after performance of the Agreement, any such confidential business information or trade secrets. Upon termination or expiration of this Agreement, Consultant shall deliver all records, data, information, and other documents produced or acquired during the performance of this Agreement, and all copies thereof, to CHSPSC. Such material shall remain the property of CHSPSC. This obligation of confidence shall not apply to information that is available to the Consultant from third parties on an unrestricted basis. Consultant will notify CHSPSC immediately upon receipt of any subpoena or other legal process.

10.    Covenant Not to Compete; Conflicts of Interest. Consultant hereby covenants and agrees with CHSPSC that commencing on the date hereof and continuing through the term of this Agreement, Consultant will not, unless waived by the Chairman and Chief Executive Officer in his sole discretion, or designee, directly or indirectly, anywhere in the United States:

(a)    Accept an offer of employment, serve as a consultant, or act as an agent for or as an officer, employee, or other representative of any hospital, medical center, network, healthcare system or other healthcare providers or facilities located within fifty (50) miles of a facility or business and that competes with CHSPSC or any other CHS affiliates or with any contractor, supplier, or vendor to CHSPSC or any other CHS affiliate (for the purpose of this Agreement “CHS affiliate shall mean CHSPSC, Community Health Systems, Inc. or any direct or indirect subsidiary thereof);

(b)    Interfere with, solicit, disrupt, or attempt to disrupt any past, present, or prospective relationship, contractual or otherwise, between CHSPSC (or any other CHS affiliate) and any physician, supplier, or employee of CHSPSC (or any other CHS affiliate);

(c)    Employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of CHSPSC (or any other CHS affiliate); or

(d)    Discuss with any hospital, medical center, network, healthcare system or other healthcare providers or facilities, the present or future availability of services or products by a business, if Consultant has or expects to acquire a proprietary interest in such business or is or expects to be an executive or officer of such business, where such services or products are competitive with the services or products of CHS or any affiliated entities, however,

(e)    Consultant may serve as a director, advisor, partner or consultant for any entity, unless such entity has or obtains a 5% or higher ownership interest in the stock of Community Health Systems, Inc. as defined in Section 13(d) of the 1934 Act and Regulation 13D.

In connection with the foregoing provisions of this Section, Consultant represents that the limitations set forth herein are reasonable and properly required for the adequate protection of CHSPSC. If a judicial determination is made that any of the provisions of this Section constitutes an unreasonable or otherwise unenforceable restriction against Consultant, the parties hereto hereby agree that any judicial authority construing this Agreement shall modify this Section to the extent necessary to protect CHSPSC’s interests, in accordance with Section 13 (c). The time period for this Section does not keep running while the Consultant is in violation of any aspect of this Section.

11.    Reports. Consultant, when directed, shall provide written reports with respect to the services rendered thereunder.

12.    Liability and Indemnification. Consultant agrees to indemnify, hold harmless, and defend CHSPSC for, from, and against any claims, demands, actions, settlements, judgments, costs, or damages, including reasonable attorneys’ fees and court costs, arising out of or related to this Agreement to the extent such claims, demands, actions, settlements, judgments, costs, or damages relate to the gross negligence or intentional misconduct of Consultant, his agents, representatives, and employees. This provision shall apply during the term of this Agreement and shall survive the termination of this Agreement.

13.    Miscellaneous.

(a)    Entire Agreement. Except for any award agreements evidencing grants of any options or restricted stock in Community Health Systems, Inc. referred to in Section 7, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, if any, between the parties. Neither party has made any representations that are not contained in this Agreement.

(b)    Amendment. This Agreement may be amended only in writing by an agreement of the parties signed by Consultant and CHSPSC and identified as an amendment to this Agreement.

(c)    Severability. If any provision or part of any provision of this Agreement is deemed to be unenforceable by a court of competent jurisdiction, then the parties agree that such provision shall be severed from the Agreement and the remainder of the Agreement shall remain in full force and effect. The parties further agree that, to the extent a court of competent jurisdiction deems any provision of this Agreement unenforceable, such court shall have the power to modify the terms of the Agreement by adding, deleting, or changing in its discretion any language necessary to make such provision enforceable to the maximum extent permitted by law, and the parties expressly agree to be bound by any such provision as reformed by the court.

(d)    Waiver. No waiver of any provisions of this Agreement shall be effective unless the waiver is in writing and duly executed by Consultant and a designated Officer of CHSPSC.

(e)    Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns; provided, however, that Consultant shall not have the right to assign this Agreement to any other party.

(f)    Choice of Law and Venue. This Agreement shall be governed by the laws of the State of Tennessee without regard to the application of the conflicts-of-interest laws of the State of Tennessee or any other jurisdiction and without the benefit of any rule of construction under which a contract is construed against the drafter. Venue for any action arising out of or related to this Agreement shall lie with the courts of competent jurisdiction located in Williamson County, Tennessee, and/or, if jurisdiction lies therein, the United States District Court for the Middle District of Tennessee, and Consultant agrees to submit to the jurisdiction of such courts and waives any defense of lack of personal jurisdiction.

(g)     References. The heading and caption references of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. References to the male gender shall include references to the female gender and vice versa, as applicable according to the context; references to the singular tense shall include references to the plural tense and vice versa, as applicable according to the context.

(h)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original document and all of which, taken together, shall be deemed to constitute a single original document.

(i)    Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, as follows:

If to Consultant:	Tom Aaron
[Address on file]

If to CHSPSC:	CHSPSC, LLC
Attention: General Counsel
4000 Meridian Boulevard
Franklin, TN 37067

All such notices shall be deemed given on the date personally delivered or, if mailed, three days after the date of mailing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 31st day of December, 2019.

CONSULTANT	CHSPSC, LLC

/s/ Tom Aaron	By:	/s/ Wayne T. Smith
Tom Aaron		Wayne T. Smith
Chairman and Chief Executive Officer

For convenience, this Agreement may be signed and electronically transmitted between the

Parties and be as effective as a signed, paper agreement.